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                                                                      Exhibit 21

List of Subsidiaries of the Registrant:

  McGavren-Guild, Inc.
  D&R Radio, Inc.
  Infinity Radio Sales, Inc.
  Allied Radio Partners, Inc.
  Clear Channel Radio Sales, LLC
  Caballero Spanish Media, LLC
  American Radio Sales, Inc.
  Public Radio Network, Inc.